Exhibit 99.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED SERVICING AGREEMENT

This SECOND AMENDED AND RESTATED SERVICING AGREEMENT, effective as of October 31, 2021 (including the Exhibit and Annexes attached hereto, this “Agreement”), among Wells Fargo Bank, N.A. (“Wells Bank”) and Wells Fargo Delaware Trust Company, N.A. (“Wells Trust Company,” and together with Wells Bank, the “Sellers” and each, a “Seller”), Computershare Trust Company, N.A. (the “Bank Assets Purchaser”) and, upon execution of the Joinder Agreement, the Delaware Trust Assets Purchaser (together with the Bank Assets Purchaser, the “Purchasers” and each, a “Purchaser”), and Computershare Limited (“Guarantor”) (solely for purposes of Section 9.5).

1.	General Summary

1.1

Servicing Agreement General Summary. The Sellers and the Purchasers intend this Agreement to amend and restate that certain “Servicing Agreement,” dated March 23, 2021, for purposes of the Purchase Agreement and wish to set forth herein the terms upon which each Purchaser will, to the fullest extent permitted by applicable Law and the applicable Corporate Trust Contract, and subject to the applicable provisions of this Agreement, assume the responsibility (as agent of the applicable Seller) to supervise, manage, administer and otherwise discharge the duties of the applicable Seller in a Corporate Trust Capacity under (a) any Restricted Appointment and (b) any Excluded Appointment (collectively, the “Serviced Appointments”), and the Purchasers will discharge and perform when due, and indemnify the Sellers for, the Assumed Servicing Liabilities.

1.2

Effective Time. This Agreement shall be effective as of the Closing Date, subject to the consummation of the Closing in accordance with the Purchase Agreement. In the event of termination of the Purchase Agreement prior to the Closing, this Agreement shall be deemed abandoned and shall automatically terminate and have no further force and effect. No party shall have any obligation to any other party under this Agreement unless and until the Closing occurs.

2.	Interpretation

2.1	Defined Terms. In this Agreement, the following terms have the meanings set forth below:

“Administrative Requirement” means any required notice, filing or other similar administrative requirements (other than any requirement for Consent or any Eligibility Requirements) for the Transfer of any Appointment to the applicable Purchaser as set forth in the related Corporate Trust Contract.

“Affiliate” (including, with correlative meanings, “Affiliated”) means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Appointed Trustee” means each person acting in a Corporate Trust Capacity under each applicable Corporate Trust Contract.

“Appointment” means the appointment of any Seller to act in a Corporate Trust Capacity under any of the Corporate Trust Contracts of the Business.

“Appointment Expiration Time” has the meaning set forth in Section 3.7.

“Assumed Servicing Liability” means any Liabilities with respect to any Serviced Appointments (or Serviced Corporate Trust Contracts) that arise out of or relate to facts, circumstances, actions, omissions and/or events occurring from and after the Closing and prior to the applicable Succession Time for such Serviced Appointment; provided that Assumed Servicing Liability shall not include any Liabilities that arise out of or relate to facts, circumstances, actions, omissions and/or events with respect to any Retained Duties or any matters for which Seller or any of its Affiliates is responsible pursuant to Section 3.9.

“Authorization” means, for any Appointment:

(a)

any Consent required to Transfer such Appointment to the applicable Purchaser without a breach of, or triggering a right of termination under, the relevant Corporate Trust Contracts for such Appointment;

(b)

any authority to Transfer such Appointment to the applicable Purchaser contained in the Corporate Trust Contracts for such Appointment that does not require any Consent described in clause (a), including provisions that permit or require the Transfer of such Appointment to the applicable Purchaser automatically upon a sale or transfer of all or substantially all of the Business or similar provisions; provided that the applicable Purchaser satisfies all Eligibility Requirements (including an Affiliate of such Purchaser satisfying such Eligibility Requirements that are allowed to be satisfied by an Affiliate of such Purchaser) and all Administrative Requirements are satisfied;

(c)

any statutory, judicial or regulatory procedure or authorization available under applicable Law to Transfer such Appointment to the applicable Purchaser in lieu of the Consents or authorizations referred to in clauses (a) and (b); or

(d)

any such other authority mutually agreed in writing by the applicable Purchaser and the Seller Representative that is permitted under applicable Law and the terms of the Corporate Trust Contracts for such Appointment.

“Bankruptcy and Equity Exception” means that this Agreement is, when executed and delivered by such member(s) of the Seller Group and assuming the due authorization, execution and delivery hereof by the members of the Purchaser Group that are (or are contemplated to be) party hereto, will be, legal, valid and binding obligations of such members of the Seller Group enforceable in accordance with their terms, subject to receivership, conservatorship and supervisory powers of bank regulatory agencies, bankruptcy, rehabilitation, liquidation, insolvency reorganization, moratorium, fraudulent transfer, preferential transfer and similar Laws of general applicability relating to or affecting creditors’ rights and remedies generally and to general equity principles.

“Business” means the corporate trust business of the Sellers acquired by the Purchasers pursuant to the Purchase Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or Government Order to close.

“Closing” means the closing of the Sale pursuant to the Purchase Agreement.

“Closing Date” means the date on which the Closing occurs pursuant to the Purchase Agreement.

“Consent” means a written consent, approval, waiver or other action (including, if permitted, negative or passive consent) of a third party which, with respect to any Appointment, is required to Transfer such Appointment to the applicable Purchaser under the terms of the Corporate Trust Contracts for such Appointment and applicable Law.

“Contract” means any contract, agreement, undertaking, indenture, lease, sublease, license, side letter or instrument of any kind (in each case whether in written, electronic or, to the extent permitted, oral form), together with any exhibits, schedules or documents executed or delivered in connection therewith and any modifications, amendments, restatements or other supplements thereto.

“Corporate Trust Capacity” means trustee, registrar, agency (including as paying agent, transfer agent, collateral agent, fiscal agent, escrow agent or similar agency capacity), servicer, master servicer, custodial (including document custody) or other similar capacity under a Corporate Trust Contract, and any rights or duties arising from, or the provision of any services in connection with, any such capacities.

“Corporate Trust Contract” means any indenture, trust, pooling and servicing, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency or document custody Contracts and all other fiduciary, agency and corporate trust Contracts, including call rights, in each case, in respect of the Appointments.

“Credit Enhancement Provider” means, with respect to any Securities, any person issuing, funding or otherwise making available, for the benefit of Securityholders or any party to a Serviced Corporate Trust Contract, an asset as an enhancement of the credit quality or liquidity of any Securities or the mortgage assets or other assets pledged for or underlying such Securities, such as a letter of credit, surety bond, insurance policy, guaranty, reserve fund pledge or collateral undertaking.

“Delaware Trust Assets Purchaser” means the Computershare Delaware Trust Company.

“Deposits” means all deposits (as defined in 12 U.S.C. § 1813(l)) that are held by any Seller or any of its Affiliates in connection with the Business, in each case, in the name or for the benefit of any clients or customers under the Appointments solely in their capacity as clients or customers of the Business and including any such deposits received by any Seller from and after the date hereof through the close of business on the Closing Date.

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Eligibility Requirement” means all eligibility requirements and other qualification requirements for a person to act in the applicable Corporate Trust Capacity under any Appointment as set forth in the related Corporate Trust Contract, including any required authorizations or licenses from the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, the Federal Housing Administration, the Federal Home Loan Bank or the Department of Veterans Affairs.

“Encumbrance” means any charge, pledge, mortgage, lien, hypothecation, usufruct, deed of trust, security interest, adverse claim or interest, restriction or easement of any kind.

“Excluded Appointments” means those Appointments designated from time to time as “Excluded Appointments” by agreement of the parties.

“Fees” has the meaning set forth in Section 4.1.

“GAAP” means generally accepted accounting principles in the United States, as applied by the Sellers consistent with past practice.

“Government Authority” means any foreign or domestic federal, state, provincial, municipal, county, city or local legislative, administrative or regulatory authority, agency, court, body or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body.

“Government Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator, tribunal, administrative agency or Government Authority.

“Guaranty” means the guaranty provided by the Guarantor, as set forth in Section 9.5.

“Indemnified Parties” has the meaning set forth in Section 8.2.

“Indemnified Party’s Group” means the Seller Group (with respect to a Seller Indemnified Party) or the Purchaser Group (with respect to a Purchaser Indemnified Party).

“Indemnifying Party” means the Purchasers (with respect to the Purchasers’ obligations pursuant to Section 8.1) or the Sellers (with the respect to the Sellers’ obligations pursuant to Section 8.2), as the case may be.

“Joinder Agreement” means the joinder agreement to be executed by the Delaware Trust Assets Purchaser pursuant to which it will assume, and will be obligated, on a several but not joint basis, to perform and satisfy, its obligations under this Agreement.

“Law” means any law, statute, ordinance, rule, regulation, code, Government Order or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Authority, including any fiduciary, ministerial or other similar duties under applicable Law.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any damages, losses, payments, penalties, liabilities, judgments, assessments, settlements, deficiencies, disbursements, costs and expenses (in each case, other than Taxes but including any reasonable and documented legal fees and reasonable and documented out-of-pocket expenses).

“LTM Fee Revenue” has the meaning set forth in Section 7.2.2(c).

“Notice” has the meaning set forth in Section 9.1.

“Permits” means all licenses, permits, certificates, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

“Proceedings” means all litigations (civil and criminal), arbitrations, administrative proceedings, investigations, suits, claims or charges.

“Purchase Agreement” means the Amended and Restated Purchase Agreement, dated March 23 2021, as amended, modified or supplemented from time to time with its terms, which the Sellers, the Bank Assets Purchaser and the Delaware Trust Assets Purchaser (upon execution of the Joinder Agreement) are parties to, together with Guarantor (solely for certain specified purposes).

“Purchaser Group” means, at any time, the group of companies comprised of the Purchasers, the Guarantor and the Guarantor’s subsidiaries at that time.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.

“Related to the Business” means required for, primarily related to, or used primarily in connection with, the Business as conducted by the Sellers as of the date hereof and prior to the Closing.

“Restricted Appointment” means (a) any Appointment for which the applicable Authorizations have not been obtained, and (b) any Appointment for which the maturity date of the applicable Corporate Trust Contract is on or before June 30, 2022.

“Retained Duty” means any role or duty under a Corporate Trust Contract with respect to any Appointment as account bank, depositary / depository, depository agent, eligible lender trustee, master servicer, backup advancing agent, trustee (or other similar role), buyer, financial institution or lender, in each case:

(a)

to the extent that the applicable Corporate Trust Contract requires such role to be performed by a deposit taking institution and to the extent that no Purchaser is eligible to serve in such role (it being understood that, Purchasers and their Affiliates will not be required to accept and hold deposits from a third party unaffiliated with the Purchasers); or

(b)

to the extent that the Purchasers or their Affiliates would be required to fund or originate loans or other extensions of credit (provided that neither this clause (b) nor clause (c) below shall limit Purchasers’ obligations to satisfy advancing obligations or backup advancing obligations with respect to servicing, master servicing, trustee, bond administration or backup advancing agent roles (or other similar roles) in accordance with the terms of any applicable Corporate Trust Contract); or

(c)

to the extent that the applicable rating agency counterparty criteria are not satisfied so as to allow a Purchaser that is otherwise eligible to serve in such role to assume such role without causing a rating agency in connection with such transaction to downgrade (or place on watch for downgrade) the rating assigned to the Securities issued pursuant to such Corporate Trust Contract (provided, that (i) this clause (c) shall not require the Sellers to retain any obligation other than backup advancing or retain any role to the extent not directly related to backup advancing; (ii) notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, the retention by Sellers of any backup advancing obligations pursuant to this provision shall not be the basis, in and of itself, for treating an Appointment as a Restricted Appointment (rather than as a Transferred Asset); (iii) if at any time the applicable rating agency counterparty criteria are satisfied so as to allow a Purchaser that is otherwise eligible to serve in such role to assume such role without causing a rating agency in connection with such transaction to downgrade (or place on watch for downgrade) the rating assigned to the Securities issued pursuant to such Corporate Trust Contract, the backup advancing function will automatically cease to be a Retained Duty hereunder and the applicable Purchaser shall thereafter be solely responsible for backup advancing with respect to such Securities without any further action of the parties hereto); and (iv) Purchasers and Sellers agree to cooperate in periodic reconciliation of the list of Corporate Trust Contracts for which Sellers maintain a Retained Duty to perform backup advancing agent functions). With respect to clause (c) of this definition, the Purchasers and the Sellers shall (x) administer any backup advancing consistent with Exhibit A hereto, and (y) work with the applicable rating agencies to update them periodically regarding the Corporate Trust Contracts for which a Seller is serving as backup advancing agent.

“Sale” means acquisition of the Business and other transactions contemplated by the Purchase Agreement.

“Securities” means any securities, bonds, notes, debentures, pass-through certificates, Real Estate Mortgage Investment Conduit (REMIC) certificates, asset-backed certificates, participation certificates, collateralized mortgage obligations, collateralized debt obligations, revenue certificates, custody receipts, trust receipts, or other instruments evidencing a right to monetary distributions or payments which were issued pursuant to any Serviced Corporate Trust Contract (whether or not such instrument is referred to as a “security” or as some other kind of instrument (such as a mortgage participation) under the Serviced Corporate Trust Contracts).

“Securityholder” means any person recognized as the owner of a Security pursuant to any Serviced Corporate Trust Contract (including any limited purpose corporation, trust or other entity that holds such Security solely for the purposes of selling, depositing or pledging such Security as an asset underlying another issue of Securities).

“Seller Group” means, at any time, the group of companies comprised of Wells Fargo & Company and its subsidiaries at that time.

“Seller Indemnified Parties” has the meaning set forth in Section 8.1.

“Seller Representative” means Wells Bank.

“Serviced Appointment” has the meaning set forth in Section 1.1.

“Serviced Corporate Trust Contract” means any Corporate Trust Contract in respect of a Serviced Appointment.

“Serviced Duty” means all duties and obligations of the Sellers in a Corporate Trust Capacity under the Serviced Corporate Trust Contract related to each Serviced Appointment, in each case, other than any Retained Duty.

“Servicer” means, with respect to any Serviced Duty, the applicable Purchaser performing Serviced Duties as agent of the applicable Seller pursuant to the terms of this Agreement.

“Specified Action” has the meaning set forth in Section 3.4.2.

“Succeeded Appointment” means any Appointment for which a Succession Time has occurred.

“Succession Time” means, for any Appointment, (a) the Effective Time, if all Authorizations for such Appointment have been received as of that time or (b) if any Authorization for such Appointment has not been received as of the Effective Time, the time that all Authorizations for such Appointment have been received.

“Tax Authority” means any Government Authority responsible for the imposition of any Tax.

“Taxes” means all taxes, charges, fees, levies or other similar assessments, however denominated, imposed by any Tax Authority (including income, stamp, gross receipts, sales, use, value-added, transfer, registration, windfall profits, real property, personal property, production, license, excise, franchise, severance, employment, payroll, withholding, estimated, equity, net worth, financial transactions, excise, severance, stamp, occupation, premium, environmental, customs, duties, capital stock, franchise, alternative, add-on minimum, or other taxes), together with any interest, penalties, fines and additions imposed by any Tax Authority with respect to taxes.

“Third-Party Claim” has the meaning set forth in Section 8.3.

“Transfer” (including, with correlative meanings, “Transferred” and “Transferring”) shall mean, with respect to any Appointment, the legal transfer to the applicable Purchaser as successor to any Seller of, and succession of the applicable Purchaser as successor to such Seller to, all rights, interests, obligations and duties of such Seller (including in its Corporate Trust Capacity) in all respects under such Appointment, including the assumption by the applicable Purchaser of the Liabilities related to or arising out of such Appointment.

“Transferred Assets” means the assets, rights and properties of the Sellers that the Purchasers shall acquire as of the Closing.

“Trust Assets” means, with respect to the Appointments and to the extent held, deposited or invested by any Seller for the benefit of others (whether or not constituting all or a portion of the corpus of any trust) as collateral, trust assets or otherwise by the applicable Corporate Trust Contracts or any other applicable legal obligation, (a) all cash on hand or held in bank accounts (including the Deposits) or in money market funds, and (b) all shares, stock, bonds, debentures, notes, mortgages, guarantees, letters of credit, certificates of indebtedness, warrants, treasuries or other securities or financial instruments or property of any type or description.

2.2	Rules of Construction; Headings. Unless the express context otherwise requires:

(a).	The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b).	The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c).	If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning.

(d).	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(e).	The terms “USD,” “Dollars” and “$” mean United States Dollars.

(f).

Wherever the word “include,” “includes” or “including” is used in this Agreement (except in the definition of the term “Agreement”), it shall be deemed to be followed by the words “without limitation”.

(g).	References to “as of the date hereof” shall mean, in all instances, the date of this Agreement.

(h).	References herein to any gender includes each other gender.

(i).	References to:

i.	a “person” include any individual, firm, company, joint venture, Government Authority, partnership or unincorporated association (whether or not having separate legal personality); and

ii.	a “company” include any company, corporation or body corporate (including a limited liability company), wherever incorporated or formed.

(j).

References to “subsidiary” mean, in respect of any person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which 50% or more of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly.

(k).	References to “paragraphs,” “Clauses,” “Sections,” “Recitals” and “Schedules” are to paragraphs, Clauses, Sections and Recitals of, and Schedules to this Agreement.

(l).

References to any Law (a) include a reference to the corresponding rules and regulations promulgated thereunder and (b) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time.

(m).	References to any section of any Law include any successor to such section.

(n).	References to a time of day are, unless otherwise specified, references to New York time.

(o).	References to a “party” herein refer to the Purchasers or the Sellers, as applicable.

(p).	References to writing shall include any mode of reproducing words in a legible and non-transitory form.

(q).	The word “or” shall not be exclusive.

(r).

The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

3.	Duties of the Servicer

3.1

Retention of Servicer. Effective as of the Closing Date, to the fullest extent permitted under applicable Law and under the Serviced Corporate Trust Contract related to each Serviced Appointment, (a) Wells Bank hereby engages the Bank Assets Purchaser and (b) Wells Trust Company hereby engages Delaware Trust Assets Purchaser (or the Bank Assets Purchaser, if required by Section 3.3), in each case, as Servicer to perform and discharge the Serviced Duties in respect of each Serviced Appointment as agent of such Seller. To the fullest extent permitted under applicable Law and under such Serviced Corporate Trust Contract, this Agreement shall satisfy any requirement under any such Serviced Corporate Trust Contract for a written instrument of agency appointment with respect to any of the Serviced Appointments.

3.2

Acceptance and Performance of Duties under Serviced Appointments. With respect to each Serviced Appointment of Wells Bank, the Bank Assets Purchaser hereby accepts its engagement as Servicer and agrees to perform and discharge all Serviced Duties consistent with the terms hereof. With respect to each Serviced Appointment of Wells Trust Company, the Delaware Trust Assets Purchaser (or the Bank Assets Purchaser, if required by Section 3.3) hereby accepts its engagement as Servicer and agrees to perform and discharge all Serviced Duties consistent with the terms hereof. On the terms and subject to the conditions set forth herein, including Article 8, effective as of the Closing, the Purchasers agree to discharge and perform when due the Assumed Servicing Liabilities.

3.3

Delaware Trust Assets Purchaser. The Delaware Trust Assets Purchaser shall be the Servicer engaged to perform and discharge the Serviced Duties in respect of each Appointment of Wells Trust Company that continues to be treated as a Restricted Appointment.

3.4	Delegation of Authority to Act; Specified Actions.

3.4.1

Subject to Section 3.1 and Section 3.2, Wells Bank hereby grants to the Bank Assets Purchaser and Wells Trust Company hereby grants to the Delaware Trust Assets Purchaser (or the Bank Assets Purchaser, if required by Section 3.3), as Servicer hereunder, (a) the full right, power and authority to take any action (including any Specified Action) or to omit to take any action (including any Specified Action); provided that no such action or omission shall be taken unless it would be authorized if taken or omitted to be taken by the applicable Seller under the applicable Serviced Corporate Trust Contracts, and (b) all other rights, powers and entitlements of the Sellers under such Serviced Corporate Trust Contracts. In the event the parties identify any duties or obligations that are non-delegable under applicable Law or pursuant to the terms of the Serviced Corporate Trust Contracts, the parties agree to cooperate in good faith to determine how such duties or obligations are to be satisfied in a way to effect the original intent of the parties that the Purchasers have acquired the Business (and control thereof) and are entitled to receive the economic benefits and obligated to bear the economic burdens of the Serviced Appointments.

3.4.2

On the Closing Date, Wells Bank shall execute and deliver to the Bank Assets Purchaser one or more legal powers of attorney in favor of the Bank Assets Purchaser and Wells Trust Company shall execute and deliver to the Delaware Trust Assets Purchaser (or the Bank Assets Purchaser, if required by Section 3.3) one or more legal powers of attorney in favor of the Delaware Trust Assets Purchaser (or the Bank Assets Purchaser, if required by Section 3.3), in each case, in form and content necessary and effective to authorize such persons to take any action (including any Specified Action) or to omit to take any action (including any Specified Action) and to execute documents or other papers in the applicable Seller’s place and stead, to the fullest extent necessary or appropriate for each applicable Purchaser to exercise the powers and perform the duties provided for hereunder, and following the Closing, the Sellers shall use reasonable best efforts to take all other such actions and execute such other documents as the Purchasers may from time to time reasonably request in order for them to exercise the powers and perform the duties provided for hereunder. For purposes of this Agreement, and without limiting the grant of authority in the preceding sentence, “Specified Action” means any action (including any determination to take no action) with respect to a Serviced Appointment, including any action (or determination to take no action) requiring or permitting the exercise of judgment in connection with decisions between or among alternative courses of action, which may include determinations with respect to the following:

(a)	the release or subordination of any lien on assets pledged to secure any Securities;

(b)	the sale or other disposition of any assets underlying or pledged to secure any Securities;

(c)	the creation or imposition of any Encumbrance (other than Encumbrances created by the Serviced Corporate Trust Contracts) upon any assets underlying or pledged to secure any Securities;

(d)	the acceptance of any substitute collateral pledged for or assets underlying any Securities;

(e)

the acceptance of any substitute credit enhancement or liquidity facility (such as a replacement letter of credit, replacement standby bond purchase agreement or a reserve fund to be substituted for a letter of credit) for any Securities;

(f)

the removal of any trustee, custodian or servicer (other than the Sellers) or any agent of a trustee, issuer, seller, servicer, depositor or any other person that is a party to any Serviced Corporate Trust Contract (whether or not for cause) or to determine whether there is sufficient cause to remove any such person;

(g)	any waiver, amendment or modification of the terms of any Serviced Corporate Trust Contract, or any termination thereof;

(h)	any defeasance of obligations in respect of any Securities;

(i)	any plan of liquidation of a grantor or pass-through trust or other issuer of Securities;

(j)	the approval of the amount or kind of indemnity given or Security pledged, for the benefit of the Sellers;

(k)	the release of any documents from any custody arrangement established for the direct or indirect benefit of Securityholders;

(l)

taking any action that is not prohibited under any applicable Serviced Corporate Trust Contract requiring the exercise of discretion (either in carrying out the action or in deciding whether to take the action) that is requested by a party to such Serviced Corporate Trust Contract or any Securityholder(s) that is not required to be taken under the terms of such Serviced Corporate Trust Contract;

(m)	taking any other action related to a default or the sending of default notices to issuers or Securityholders; or

(n)	taking any other action of a nature similar to any of the foregoing.

3.4.3

Nothing contained in this Section 3.4 shall be construed to divest the Sellers of any power or authority in respect of any Serviced Appointment that applicable Law would not permit the Sellers to divest.

3.4.4

In the case of any action by the Purchasers in respect of a Serviced Appointment that requires related documentation to be executed by the Sellers, the Purchasers shall, at their sole expense (as between the Sellers and the Purchasers), promptly prepare or cause to be prepared such documentation and shall deliver such documentation to the applicable Seller, and the applicable Seller shall promptly execute and deliver such documentation to the Purchasers.

3.4.5

Subject to the terms of the Corporate Trust Contracts and applicable Law, the Sellers shall provide such cooperation and assistance as may be reasonably requested by a Purchaser in connection with demonstrating to a third party the Purchasers’ authority to perform the Serviced Duties and take actions that are authorized under this Agreement.

3.4.6

The Sellers shall promptly notify the Purchasers of any instructions received by the Sellers pursuant to the Corporate Trust Contracts, including from any issuer, depositor, servicer or other party thereto or any Securityholders. The instructions contemplated by this Section 3.4.6 shall not be instructions of the Sellers for purposes of Section 8.2.

3.5

Servicer’s Standard of Care. In performing Serviced Duties hereunder with respect to any Serviced Appointment, the Purchasers shall comply with the terms of the applicable Serviced Corporate Trust Contracts, including the standard of care set forth therein (including the standard that applies in the case of an event of default), and shall perform the Serviced Duties in accordance with the terms of the applicable Serviced Corporate Trust Contracts and this Agreement and in compliance with applicable Law, including, as applicable, Item 1122 of Regulation AB and 12 C.F.R. Part 9, as though the Purchasers were directly responsible for the Serviced Duties under the applicable Serviced Corporate Trust Contracts. Each of the Purchasers covenants and agrees that it shall perform the Serviced Duties in a manner consistent with (and with a standard of care no less than) the Purchasers’ practices in servicing its own corporate trust business (including the Business acquired by the Purchasers), and, with respect to each Serviced Appointment, in accordance with the applicable Serviced Corporate Trust Contract.

3.6

The Purchasers May Act Through Agents. To the extent permitted under the applicable Serviced Corporate Trust Contracts, the Purchasers may perform any of the Serviced Duties through agents, so long as the Purchasers exercise the degree of care required pursuant to Section 3.5 in selecting and supervising any such agents. The fees and expenses of any such agents shall be the obligations of the Purchasers, and the Sellers shall have no obligation with respect to any such fees or expenses. The Purchasers shall remain fully obligated and responsible for the performance of all of its obligations under this Agreement, notwithstanding their engagement of any such agents.

3.7

Termination of Serviced Duties. At the time all of the applicable Seller’s obligations under any Serviced Appointment are terminated and/or of no further force and effect (the “Appointment Expiration Time”), including upon or following any (a) valid termination or removal of the applicable Seller from all Corporate Trust Capacities with respect to a Serviced Appointment, whether as a Succeeded Appointment or otherwise, or (b) with the prior consent of the applicable Purchaser, resignation by, assignment by or succession of the applicable Seller from all Corporate Trust Capacities with respect to a Serviced Appointment, whether as a Succeeded Appointment or otherwise, the Purchasers (i) shall have no further Serviced Duties under this Agreement in connection with such Appointments and (ii) shall not be responsible hereunder for any of the duties, obligations or liabilities related to such Appointments accruing or arising on or after the Appointment Expiration Time, or for any performance, duties or obligations related thereto arising prior to, but requiring performance after, the Appointment Expiration Time, in each case, without limiting the Purchasers’ obligations under the Purchase Agreement. The parties shall execute, or procure the execution of, such documents and instruments as may be reasonably necessary to give effect to this Section 3.7.

3.8

Trust Assets. To the extent permitted by applicable Laws and in accordance with the Serviced Corporate Trust Contracts for Serviced Appointments, Wells Bank hereby appoints the Bank Assets Purchaser and Wells Trust Company hereby appoints the Delaware Trust Assets Purchaser (or the Bank Assets Purchaser, if required by Section 3.3) as custodial agent to receive, hold, deposit, invest and transfer Trust Assets related to the Serviced Appointments of the Wells Bank and Wells Trust Company, respectively. The Trust Assets shall be transferred after the Closing in accordance with the terms of the applicable Serviced Corporate Trust Contract. Each Purchaser represents and warrants to the applicable Seller that the accounts to which the Trust Assets will be transferred satisfy all eligible accounts requirements under the terms of the applicable Serviced Corporate Trust Contract and applicable Law.

3.9

Excluded Appointments. With respect to the Excluded Appointments, (a) nothing in this Agreement shall give the Purchasers the right to control or defend any Proceeding to which any Seller or any of its Affiliates is a party to the extent such Proceedings have resulted in such Appointment being classified as an Excluded Appointment, and, except as may otherwise be agreed between the parties hereto, the Sellers or their Affiliates shall be responsible for the control, defense and/or settlement any such Proceeding and (b) the Sellers or their Affiliates shall be responsible for the control, defense and/or settlement of any matters that have resulted in such Appointment being treated as an Excluded Appointment because the Seller Representative reasonably determines that such appointment is required to be excluded pursuant to applicable Law. Subject to Section 8.2, the Purchasers shall use reasonable best efforts to take any Specified Actions reasonably requested by the Sellers in connection with the Sellers’ defense of such Proceedings or the settlement thereof; provided that the Sellers shall promptly reimburse the Purchasers for any reasonable, documented out-of-pocket costs and expenses incurred by the Purchasers in connection with taking any such actions.

3.10

Retained Duties. With respect to all Appointments, the Sellers shall continue to perform the Retained Duties in accordance with the terms of the applicable Corporate Trust Contracts and this Agreement and in compliance with applicable Law. The Purchasers shall pay to the Sellers compensation for the Retained Duties on commercial terms that are reasonably agreed between the Purchasers and the Sellers. The parties agree that the Sellers shall not receive any compensation with respect to any Retained Duties described in clause (c) of the definition thereof.

4.	Servicer’s Compensation and Expenses

4.1

Compensation. The Purchasers shall receive and retain all fees, compensation, reimbursement for expenses and other income related to the Serviced Appointments, including accounts receivables outstanding at the Effective Time (the “Fees”) paid to or otherwise received by any Seller or any member of the Seller Group pursuant to the

Serviced Corporate Trust Contracts with respect to the period on and after the Closing and shall otherwise be entitled to the economic benefits and shall bear the economic burdens of the Serviced Appointments as if the Serviced Appointment had transferred to the applicable Purchaser upon the Closing, in each case, other than in respect of the Retained Duties. If the Sellers or any member of the Seller Group receive any such Fees which pursuant to the preceding sentence are to be paid to the Purchasers, the Sellers shall promptly remit (or cause such member of the Seller Group to remit) such amounts to the Purchasers. The Sellers shall have no liability for or obligation to pay uncollected Fees. At the reasonable request of the Purchasers, the Sellers will cooperate with and assist the Purchasers in collecting any such uncollected Fees from the obligors thereof. If and to the extent any Seller is authorized under any Serviced Corporate Trust Contract to cause any Fees payable with respect to the related Serviced Appointment to be paid by withdrawal from the related account or from any reserve funds established therefor or by withholding from any amount otherwise payable or distributable from such account, then the Purchasers may (without the requirement of express authorization from the Sellers) cause such amounts to be paid to the Purchasers from any such account maintained by the Purchasers in satisfaction of the Fees with respect thereto. The right of the Purchasers to receive the Fees pursuant to this Section 4.1 with respect to a Serviced Appointment will commence on the Closing Date, and terminate upon the earlier of (a) the date on which such Serviced Appointment is no longer subject to this Agreement or (b) the termination of this Agreement in accordance with Section 7.

4.2

Expenses. The expenses and costs allocable to all aspects of performing Serviced Duties shall be the responsibility of, paid by and for the account of the Purchasers, except as otherwise provided in this Agreement. The obligation of the Purchasers to pay expenses and costs pursuant to this Section 4.2 will commence on the Closing Date and terminate upon the termination of this Agreement in accordance with Section 7. Without limiting Purchasers’ obligations to indemnify the Sellers for the Assumed Servicing Liabilities pursuant to Section 8.1, the Purchasers may exercise, in their reasonable discretion, any rights under a Serviced Corporate Trust Contract related to a Serviced Appointment to any refunds, claims, causes of action, indemnity, contribution, reimbursement rights of set off and rights of recoupment recoverable from or against any third party, the Trust Assets or otherwise (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees), in each case, to the extent related to any Assumed Servicing Liability, including to obtain indemnification, reimbursement or recovery of costs or expenses of the Purchasers from the sponsor, issuer, obligor, depositor or other source of funds available under the terms of any such Serviced Corporate Trust Contract, and in connection therewith the Sellers agree to file such notices and claims pursuant to such Serviced Corporate Trust Contracts as the Purchasers may reasonably request (and the Sellers shall not separately exercise such rights, except as directed by the Purchasers, with respect to any Assumed Servicing Liability); provided that, solely with respect to any Assumed Servicing Liability under the Serviced Appointments, the Purchasers shall promptly reimburse the Sellers for any reasonable, documented out-of-pocket costs and expenses incurred by the Sellers in connection with making any such filings.

4.3

Sellers’ Costs and Expenses. Except as may otherwise be provided in this Agreement, including Section 8.1, or in the Purchase Agreement, all expenses and costs incurred by the Sellers in connection with the performance of their obligations hereunder shall be the responsibility of, paid by and for the account of the Sellers.

5.	Covenants of the Sellers

5.1

Preservation of Serviced Appointments. Without the prior written consent of the Purchasers, the Sellers shall not (a) amend or modify any Serviced Corporate Trust Contract with respect to any Serviced Appointment, (b) terminate, or consent to the termination of, any Serviced Corporate Trust Contract, (c) sell, transfer, assign or otherwise dispose of any Serviced Appointment, or resign (or consent to removal) from any Serviced Appointment, except as permitted pursuant to Section 7.2.1 and except in the event that the applicable Seller reasonably determines, in consultation with the Purchasers, that such Seller is required to resign from such Serviced Appointment based on a bona fide risk management decision of the Seller Group related to financial crimes compliance or financial crimes related matters, or (d) agree to do any of the foregoing, in each case, except as required to comply with applicable Law or the requirements of a Government Authority of competent jurisdiction.

5.2

Supplying Information. Each Seller shall deliver or provide access to such records, documents, information and data to the applicable Purchaser as such Purchaser may reasonably request in order to properly and efficiently perform its obligations hereunder; provided, however, that the Sellers shall not be required to deliver or provide access to any records, documents, information or data that (a) relates to a part of the business of the Seller Group that is not being serviced by the Purchasers pursuant to this Agreement, (b) in the Sellers’ reasonable determination could violate applicable Law, or could result in the loss or waiver of any attorney-client, work product or similar legal privilege or (c) in the Sellers’ reasonable determination could violate any contractual obligation of the Seller Group with respect to confidentiality; provided, however, the Sellers and the Purchasers shall cooperate in good faith to put in place appropriate substitute disclosure arrangements, including, in the case of clause (a), by separating or redacting the portion of the information that relates to a part of the business of the Seller Group that is not being serviced by the Purchasers pursuant to this Agreement and, in the case of clauses (b) and (c), by using commercially reasonable efforts to obtain the consent of such third party to such access.

5.3

Notice of Defaults. Each Seller shall promptly notify the applicable Purchaser upon becoming aware of any default or event of default under the Serviced Corporate Trust Contract relating to any Serviced Appointment, including any failure by the obligor under any Serviced Corporate Trust Contract to make any payment of principal or interest when due and the receipt of notice under any such agreement that an event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default, termination or cancellation under such agreement.

5.4

Notice of Litigation. Each Seller shall promptly notify the applicable Purchaser upon becoming aware of any Proceedings or threatened Proceedings concerning any Serviced Appointment, in each case, excluding Proceedings in servicer-managed mortgage-level litigation with respect to residential mortgage-backed securities transactions. Notices delivered pursuant to this Section 5.4 will be delivered to the notice recipient designated on Annex B.

5.5

Notice of Complaints. Each Seller shall promptly notify the applicable Purchaser upon becoming aware of any complaint concerning any Serviced Appointment made by any party to the Serviced Corporate Trust Contracts, any Securityholder, any Credit Enhancement Provider or any rating agency.

5.6

Notice of Regulatory Action. To the extent permitted by applicable Law, each Seller shall promptly notify the applicable Purchaser of any action, claim, inquiry, audit, investigation or examination taken or made by a Government Authority that may affect the conduct of a Serviced Appointment and shall consult with such Purchaser as to any changes in duties or other arrangements hereunder to be taken in connection therewith.

5.7

Notice of Certain Events. Each Seller shall promptly notify the applicable Purchaser upon receipt of (a) any written claim or allegation asserted by a third party of any noncompliance by another party with any Serviced Corporate Trust Contract relating to any Serviced Appointment, and (b) any written claim by any Government Authority responsible for the imposition of Taxes against any Trust Assets of any Serviced Appointment for additional Taxes, interest, penalties or additions to Tax, whether relating directly to a Tax liability of the Trust Assets or to an obligation to file information returns or reports with respect to or in connection with such Trust Asset, its beneficiaries or other third parties.

5.8

Confidentiality. Each Seller shall maintain the confidentiality of records, documents, information and data made available to it by the Purchasers hereunder in accordance with the Annex B attached hereto.

5.9

Compliance With Law. Each Seller shall comply with all Laws applicable to it insofar as such compliance is material to its performance of its obligations hereunder. Each Seller shall at all times maintain all necessary Permits in order to be qualified to act as Appointed Trustees under the Serviced Corporate Trust Contracts relating to the Serviced Appointments.

5.10

Insurance. Each Seller shall at all times maintain insurance coverage against potential liabilities in connection with the administration of the Serviced Appointments consistent with good custom and practice in the industry.

6.	Covenants of the Purchasers

6.1

Preservation of Sellers’ Rights of Recovery. Without the prior written consent of the Sellers, the Purchasers shall not amend or modify or grant a waiver under (or agree to amend or modify or grant a waiver under) any Serviced Corporate Trust Contract with respect to any Serviced Appointment in a manner that would materially reduce or materially alter the rights of the Sellers to indemnification, reimbursement or recovery for any costs and expenses incurred by the Sellers or their Affiliates or agents (other than the Purchasers in their capacity as Servicer hereunder) from the sponsor, issuer, obligor, depositor or other source of funds available under the terms of any such Serviced Corporate

Trust Contract. Notwithstanding the foregoing, such amendment, modification or waiver shall not require the Sellers’ consent if the Purchasers agree in their sole discretion to indemnify the Sellers to the extent such amendment, modification or waiver reduces the Sellers’ available indemnification, reimbursement or recovery for costs and expenses under the terms of any such Serviced Corporate Trust Contract.

6.2

Supplying Information. Each Purchaser shall deliver such records, documents, information and data to the applicable Seller as such Seller may reasonably request in order to properly and efficiently perform such Seller’s obligations hereunder or under any Serviced Corporate Trust Contract with respect to any Serviced Appointment (for clarity, including in connection with the Seller Group’s governance and reporting mechanisms) or to defend, prosecute, appeal, pursue or cooperate with any judicial, arbitral or regulatory proceeding, audit, claim or investigation to which any Seller or any of its Affiliates is a party with respect to any Serviced Appointment; provided, however, that the Purchasers shall not be required to deliver any records, documents, information or data that (a) in the Purchasers’ reasonable determination could violate applicable Law, or could result in the loss or waiver of any attorney-client, work product or similar legal privilege or (b) in the Purchasers’ reasonable determination could violate any contractual obligation of the Purchaser Group with respect to confidentiality; provided, however, that with respect to clauses (a) and (b), the Sellers and the Purchasers shall cooperate in good faith to put in place appropriate substitute disclosure arrangements, including by using commercially reasonable efforts to obtain the consent of such third party to such access.

6.3

Notice of Defaults. Each Purchaser shall promptly notify the applicable Seller upon becoming aware of any default or event of default under the Serviced Corporate Trust Contracts relating to any Serviced Appointment, including any failure by the obligor under any Serviced Corporate Trust Contract to make any payment of principal or interest when due and the receipt of notice under any such agreement that an event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default, termination or cancellation under such agreement.

6.4

Notice of Litigation. Each Purchaser shall promptly notify the applicable Seller upon becoming aware of any Proceedings or threatened Proceedings concerning any Serviced Appointment (whether or not the Sellers are named in such Proceedings), in each case, excluding Proceedings in servicer-managed mortgage-level litigation with respect to residential mortgage-backed securities transactions. Notices pursuant to this Section 6.4 will be delivered to the notice recipient designated on Annex B.

6.5

Notice of Complaints. Each Purchaser shall promptly notify the applicable Seller upon becoming aware of any complaint concerning any Serviced Appointment made by any party to the Serviced Corporate Trust Contract, any Securityholder, any Credit Enhancement Provider or any rating agency.

6.6

Notice of Regulatory Action. To the extent permitted by applicable Law, each Purchaser shall promptly notify the applicable Seller of any action, claim, inquiry, audit, investigation or examination taken or made by a Government Authority that may affect the conduct of a

Serviced Appointment and shall consult with the applicable Seller as to any changes in duties or other arrangements hereunder to be taken in connection therewith.

6.7

Notice of Certain Events. Each Purchaser shall promptly notify the applicable Seller upon receipt of (a) any written claim or allegation asserted by a third party (including any ratings agency) of any noncompliance by another party (including such Purchaser) with any Serviced Corporate Trust Contract relating to any Serviced Appointment, and (b) any written claim by any Government Authority responsible for the imposition of Taxes against any Trust Assets of any Serviced Appointment for additional Taxes, interest, penalties or additions to Tax, whether relating directly to a Tax liability of the Trust Assets or to an obligation to file information returns or reports with respect to or in connection with such Trust Asset, its beneficiaries or other third parties.

6.8

Confidentiality. Each Purchaser shall maintain the confidentiality of records, documents, information and data made available to it by the Sellers hereunder in accordance with the Annex B attached hereto.

6.9

Compliance With Law. Each Purchaser shall comply with all Laws applicable to it insofar as such compliance is material to its performance of its obligations hereunder. As applicable, each Purchaser and its Affiliates shall at all times maintain all necessary Permits in order to be qualified to act hereunder as a Servicer and perform and discharge all Serviced Duties consistent with the terms hereof. For the avoidance of doubt, without limiting the Purchasers’ obligations under the Purchase Agreement, this Section 6.9 shall not require Purchasers to obtain any new Permits.

6.10

Insurance. Each Purchaser shall at all times maintain insurance coverage against potential liability in connection with the administration of the Serviced Appointments consistent with good custom and practice in the industry.

7.	Termination; Resignation and Successions

7.1

Final Termination. Unless terminated at an earlier date by mutual agreement of the parties hereto, this Agreement shall terminate upon the first to occur of the following: (a) the last Serviced Appointment is terminated, matured or expired under the terms of the applicable Serviced Corporate Trust Contract and all Trust Assets in respect thereof have been fully distributed, (b) the last Serviced Appointment is Transferred to the applicable Purchaser, (c) the applicable Seller has resigned from the last Serviced Appointment if permitted under Section 7.2 below or (d) the applicable Seller is removed from appointment or the applicable Seller’s appointment is terminated with respect to the last Serviced Appointment in accordance with this Agreement, the applicable Serviced Corporate Trust Contract or any other agreement between the parties hereto entered into on or prior to the date hereof. Upon termination of this Agreement in accordance with this Section 7.1, each party’s further rights and obligations hereunder, other than the provisions of Section 8 and Section 9, shall terminate and be of no further force and effect and no party shall have any liability hereunder, except that neither the Sellers nor the Purchasers shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement prior to termination.

7.2	Other Terminations.

7.2.1

Partial Terminations by the Purchasers. In the event so instructed by the Purchasers in writing after the Closing Date and at the Purchasers’ sole expense, each Seller shall execute documents prepared by the Purchasers and reasonably acceptable to such Seller resigning or appointing a successor Appointed Trustee under any Serviced Appointment for which such Seller acts as Appointed Trustee (other than with respect to any Serviced Appointment that is an Excluded Appointment), and shall reasonably cooperate, at the Purchasers’ sole expense, as instructed by the Purchasers, in finding a qualified successor Appointed Trustee, including executing any documents prepared by the Purchasers in connection with the application to a court of competent jurisdiction to appoint a successor Appointed Trustee.

7.2.2	Clean-Up Terminations by the Sellers.

(a)    The Sellers shall have the right to elect to terminate this Agreement in the event that the remaining Serviced Appointments have generated LTM Fee Revenue that is less than 5% of the aggregate fee revenue generated by all Appointments that are Serviced Appointments as of January 1, 2024 in the twelve-month period prior to January 1, 2024.

(b)    In the event the Sellers elect to terminate this Agreement pursuant to clause (a) above, the Sellers shall, concurrently with such termination, pay to the Purchasers an amount equal to LTM Fee Revenue multiplied by 1.40.

(c)    For purposes of this Agreement, “LTM Fee Revenue” means the fee revenue (excluding net interest income but including money market fund fees) generated by all remaining Serviced Appointments in the last full twelve-month period prior to the time the Sellers elect to exercise their termination right pursuant to this Section 7.2.2.

7.2.3

Effect of Partial Terminations. Upon the earlier to occur of (a) the assignment of any Serviced Appointment to the Purchasers or the effectiveness of the appointment of another person as the Appointed Trustee under the terms of the Serviced Corporate Trust Contract related to such Serviced Appointment, or (b) the termination in accordance with its terms of any Serviced Corporate Trust Contract and the resulting termination of the Sellers’ duties as Appointed Trustee thereunder, the Purchasers’ duties and obligations hereunder with respect to such Serviced Appointment shall terminate; provided, however, that nothing in this Section 7.2.3 shall affect the Purchasers’ or Sellers’ obligations under Article 8 with respect to any such Serviced Corporate Trust Contract or Serviced Appointment.

8.	Indemnity

8.1

Indemnification by the Purchasers. Each of the Purchasers, severally and jointly, shall indemnify, defend and hold harmless, without duplication, each Seller and each of the Sellers’ Affiliates, and each of their respective officers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to that, directly or indirectly, arise out of or relate to (a) any Assumed Servicing Liability, (b) any failure by the Purchasers to perform their Serviced Duties and other obligations under this Agreement in accordance with the terms hereof or any other breach or violation by the Purchasers of the terms hereof, (c) any action or omission of the Purchasers or their Affiliates or their agents (including such agents appointed pursuant to Section 3.6 hereof) with respect to any Serviced Appointment, whether pursuant hereto or to a Serviced Corporate Trust Contract or otherwise, or (d) the Sellers’ role as backup advancing agent with respect to any Corporate Trust Contract pursuant to clause (c) of the definition of “Retained Duty” (except to the extent the Sellers negligently failed to make a backup advance as required pursuant to such Retained Duty); provided, however, that the Purchasers shall not be required to indemnify any Seller for any matter which would require indemnification of the Purchasers by any Seller under Section 8.2.

8.2

Indemnification by the Sellers. Each of the Sellers, severally and jointly, shall indemnify, defend and hold harmless, without duplication, the Purchasers, each of the Purchasers’ Affiliates and each of their respective officers, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties,” and together with the Seller Indemnified Parties, the “Indemnified Parties”), from and against all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, that, directly or indirectly, arise out of or relate to (a) any failure by the Sellers to perform their obligations under this Agreement in accordance with the terms hereof, or any other breach or violation by the Sellers of the terms hereof, (b) the exercise by the Sellers of any right, power or discretion in relation to a Serviced Appointment, including (i) with respect to any Retained Duties (except to the extent the Sellers were acting in accordance with the instructions of the Purchasers in performing the Retained Duties or were acting as backup advancing agent pursuant to clause (c) of the definition of “Retained Duty”; provided that Sellers shall indemnify the Purchaser Indemnified Parties from and against all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, that, directly or indirectly, arise out of or relate to any Losses arising out of or relate to the Sellers’ negligent failure to make a backup advance as required pursuant to such Retained Duty) or (ii) with respect to any Excluded Appointment, the matters for which Seller and its Affiliates are responsible pursuant to Section 3.9 and (c) any action taken or omitted to be taken by the applicable Purchaser pursuant to and in accordance with a written direction given by any Seller (other than pursuant to Section 3.4.6), including any Specified Action taken (or omitted to be taken) by the Purchasers at the direction of the Sellers pursuant to Section 3.9, in each case of this clause (c) except to the extent the applicable Purchaser was negligent in taking or omitting to take such action.

8.3	Claims Procedure.

8.3.1

Notification by the Indemnified Party. If any Indemnified Party becomes aware of any fact, matter or circumstance that has given or may reasonably be expected to give rise to a claim for indemnification under this Article 8, the Indemnified Party shall at its own expense promptly (and in no event later than ten (10) Business Days after the applicable Indemnified Party becoming so aware) notify the Indemnifying Party in writing of any claim in respect of which indemnity may be sought under this Article 8 (including any pending or threatened claim or demand by a third party (including any Tax Authority)), that the applicable Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, whether by litigation, by arbitration, as a result of an investigation, or otherwise (each, a “Third-Party Claim”)), setting out the provisions under this Agreement on which such claim is based, and such other information as is reasonably necessary to enable the Indemnifying Party to assess the merits of the potential claim, to act to preserve evidence and to make such provision as it may consider necessary (including details of the legal and factual basis of the claim and the evidence on which the party relies (including where the claim is the result of a Third-Party Claim, evidence of the Third-Party Claim) and, to the extent reasonably ascertainable, setting out its estimate of the amount of Losses which are, or are to be, the subject of the claim) and the Indemnified Party shall keep the Indemnifying Party reasonably and promptly informed of any developments (including additional information which may become available to it) in respect of such facts, matters or circumstances; provided, however, that any failure or delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is prejudiced by such failure or delay.

8.3.2

Cooperation by the Indemnified Party. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in defending against a Third-Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against any Indemnifying Party under this Agreement, the Indemnified Party shall ensure that each relevant member of the Indemnified Party’s Group: (i) shall preserve all material evidence relevant to the claim to the extent within the control of the Indemnified Party’s Group, (ii) shall allow the Indemnifying Party to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and (iii) shall (at the Indemnified Party’s expense) disclose to the Indemnifying Party all material of which it is aware which relates to the claim and provide, and procure that any other relevant members of the Indemnified Party’s Group shall provide (at the Indemnified Party’s expense), all such information and assistance, including reasonable access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party may reasonably request, subject to the Indemnifying Party agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question; provided that the foregoing shall not require the Indemnified Party to disclose any documents or information that may be reasonably expected to result in a violation of applicable Law or the loss or waiver of any attorney-client, work product or similar legal privilege; provided further that the Indemnified Party and the Indemnifying Party shall work in good faith to put in place appropriate substitute disclosure arrangements to permit such disclosure without such violation, loss or waiver.

8.3.3

Assumption of Defense of a Third-Party Claim. Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.3.1 in respect of a Third-Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of any Third-Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense (subject to the Indemnifying Party agreeing in writing that it is obligated to indemnify the Indemnified Party pursuant to, and subject to the limitations set forth in, this Article 8);provided, however, the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) of any criminal or regulatory action or claim, any claim seeking material non-monetary remedies, or any claim where the indemnifiable amount, when taken together with all other outstanding claims for indemnification, would reasonably be expected to exceed twice the maximum amount for which the Indemnifying Party can be liable pursuant to this Article 8. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim, unless such settlement, compromise, discharge or entry of any judgment (i) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and (ii) contains, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, an unconditional release of each Indemnified Party from any and all Liabilities in respect of such Third-Party Claim.

8.3.4

The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability (or to actions or omissions which could reasonably be expected to result in such liability) with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article 8, no Indemnifying Party shall have any liability under this Article 8 for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

8.3.5	For purposes of this Article 8, (a) the applicable Purchaser shall act on behalf of any Purchaser Indemnified Party and (b) the applicable Seller shall act on behalf of any Seller Indemnified Party. Without limiting the generality of the foregoing, any claims made by an Indemnified Party under or in connection with this Agreement must be made through the applicable Purchaser (in case of any Purchaser Indemnified Party being the Indemnified Party) or the applicable Seller (in case of any Seller Indemnified Party being the Indemnified Party).

8.4

Mitigation of Losses. The Indemnified Party shall procure that all reasonable steps are taken and all reasonable assistance is given (including the taking of any actions reasonably requested by an Indemnifying Party) to avoid or mitigate any Losses, which in the absence of mitigation might give rise to or increase a Loss in respect of any claim under this Article 8. Without limiting the foregoing, the Purchasers and the Sellers shall seek and collect any indemnification, reimbursement or other recovery of Losses that may be available under any applicable Corporate Trust Contract in accordance with Section 4.2 and the applicable provisions of the Purchase Agreement.

8.5	No Duplication. The remedies provided in this Article 8 shall not be duplicative of any remedy available under the indemnification provisions of the Purchase Agreement.

9.	Additional Terms

9.1	Notices.

9.1.1	Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing in English; and

(b)	delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

9.1.2	Notices to the Sellers shall be delivered to the notice recipients designated on Annex B.

9.1.3	Notices to the Purchasers shall be delivered to the notice recipients designated on Annex B.

9.1.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	if delivered by hand, registered post or courier, at the time of delivery; or

(b)

if sent by email, upon confirmation by telephone, fax or email from the receiving party (or its legal counsel) of receipt thereof (provided that if such confirmation is made by email, such confirmation shall only be deemed to have been made if such confirmatory email makes specific reference to this Section 9.1), excluding, however, any answer or confirmation automatically generated by electronic means (such as out-of-office replies).

For the avoidance of doubt, all Notices hereunder must be delivered in accordance with the terms of this Section 9.1, and delivery of any Notice to any party hereunder by or on behalf of any party hereunder by any other means shall not be effectively delivered to such party for purposes of this Agreement.

9.2

Further Assurances. Each of the parties shall from time to time execute, or procure the execution of, such documents and instruments as any party may reasonably require to implement the terms and provisions of this Agreement.

9.3

Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c)) of a Government Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.4

Sale of Trust Business. The Purchasers shall be permitted to assign this Agreement to any person acquiring all or substantially all of the corporate trust business of the Purchasers (or all or substantially all of the assets thereof or any entities owning such business or assets), whether structured as an asset sale, merger, change of control or otherwise, subject to the prior consent of the Sellers; provided, that such consent shall not be unreasonably withheld, conditioned or delayed if the Sellers have reasonable assurance that such person acquiring all or substantially all of the corporate trust business (a) will have (either by itself or through its Affiliates) credit ratings, capitalization and creditworthiness no less than those of Purchasers (taking into account the guaranty provided by Guarantor pursuant to Section 9.5), (b) will provide a level of service quality no less than the service quality provided by the Purchasers, (c) will pose no greater regulatory or reputational risks than the Purchasers and (d) will agree to use reasonable best efforts to obtain the Authorizations required to Transfer the Serviced Appointments to such person on terms and conditions that are no less favorable to the Sellers than the obligations of the Purchasers set forth in the Purchase Agreement with respect to such Transfers.

9.5	Guaranty.

9.5.1

Guarantor, in order to induce the Sellers to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees each and every covenant, agreement and other obligation of the Purchasers, including (i) the due, punctual and full payment of all amounts due and payable by the Purchasers to the Sellers under or arising out of this Agreement and (ii) the due and punctual performance, when and as due, of all obligations of the Purchasers under or arising out of this Agreement, in each case, subject to any and all limitations under this Agreement and the Purchase Agreement on the Purchasers’ covenants, agreements and other obligations hereunder. The Sellers shall be entitled to enforce any and all of the Purchasers’ obligations under this Agreement directly against Guarantor and the liability of Guarantor for such obligations shall be joint and several with the liability of the Purchasers for such obligations hereunder.

9.5.2

This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of the Purchasers’ liabilities (other than in accordance with the terms of this Agreement or the Purchase Agreement), whether by decree in any bankruptcy Proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. The Purchasers hereby waives any right to require the Sellers, as a condition of payment or performance by the Purchasers of any obligations of the Purchasers hereunder, to proceed against the Purchasers or pursue any other remedy whatsoever in the event that the Purchasers fails to perform its obligations hereunder.

9.5.3

Guarantor represents and warrants to the Sellers that (i) Guarantor is duly organized and validly existing under the Laws of Australia, and has full corporate power and authority to execute and deliver this Guaranty, and to perform its obligations hereunder, (ii) the execution, delivery and performance by Guarantor have been approved by the requisite corporate action, (iii) no other action on the part of Guarantor (or its equityholders) is necessary to authorize the execution, delivery and performance by Guarantor of this Guaranty, and (iv) this Guaranty has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery of this Agreement by the parties hereto, will be legal, valid and binding obligations of Guarantor enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

9.6

Assignment. Except as otherwise expressly provided in this Agreement, no party may, without the prior written consent of the other party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement. Any attempted assignment in violation of this Section 9.6 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

9.7

No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

9.8	Whole Agreement

9.8.1

This Agreement, the Purchase Agreement and other Ancillary Agreements contain the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the matters dealt with herein and therein. The parties acknowledge and agree that the provisions set forth in Annex A and

Annex B, which relate to matters including termination rights, data security, confidentiality, and recovery and resolution matters, are incorporated herein.
9.8.2

Each party acknowledges that it has not been induced to enter this Agreement by any representation, warranty, assurance, commitment, statement or undertaking not expressly incorporated into this Agreement and agrees that it will not contend to the contrary.

9.8.3

So far as is permitted by Law, other than in the case of actual or intentional fraud by the Sellers, the Purchasers agree and acknowledge that their only right and remedy in relation to any provision of this Agreement shall be for breach of the terms of this Agreement pursuant to the procedures and subject to the limitations set forth herein to the exclusion of (i) any right to rescind this Agreement and (ii) any and all other rights and remedies (including those in tort or arising under statute).

9.8.4	In the event of any inconsistency between the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement shall govern and control.

9.9	Governing Law; Injunctive Relief; Consent to Jurisdiction; Waiver of Trial by Jury.

9.9.1

THIS AGREEMENT AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD HAVE THE EFFECT OF GIVING EFFECT TO THE LAWS OF ANOTHER JURISDICTION).

9.9.2

Each party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at Law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party, in addition to any other rights or remedies which it may have, shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or Proceeding for equitable and injunctive relief permitted hereunder, each party hereby waives the claim or defense that a remedy at Law alone is adequate and, to the maximum extent permitted by Law, agrees to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

9.9.3	Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York or the courts of the State of New York sitting in the Borough of Manhattan in connection with any dispute that arises out of this Agreement or the Sale, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement (or any other agreement contemplated hereby) in any court other than the Federal District Court for the Southern District of New York or the courts of the State of New York sitting in the Borough of Manhattan unless venue would not be proper under rules applicable in such courts. Notwithstanding the previous sentence, a party may commence any such action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.9.4

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY).

9.10

Counterparts. This Agreement shall be valid, binding and enforceable against a party only when executed by an authorized individual on behalf of the party by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. This Agreement may be executed in one or more counterparts, including via facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

9.11	Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

9.12

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13	Amendments. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by and on behalf of the Seller Representative and the Purchasers.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized corporate officers as of the date first above written.

SELLERS:

WELLS FARGO BANK, N.A.

By:	/s/ Patricia Sutter
	Name:	Patricia Sutter
	Title:	Executive Vice President

WELLS FARGO DELAWARE TRUST COMPANY, N.A.

By:	/s/ Patricia Sutter
	Name:	Patricia Sutter
	Title:	Executive Vice President

[Signature Page to Second Amended and Restated Servicing Agreement]

PURCHASER:

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Frank Madonna
Name: Frank Madonna
Title: President

GUARANTOR:
(solely for purposes of Section 9.5)
COMPUTERSHARE LIMITED

By:	/s/ Stuart Irving
Name: Stuart Irving
Title: CEO

[Signature Page to Second Amended and Restated Servicing Agreement]

Exhibit A

Seller Backup Advancing Procedures

With respect to backup advancing performed by Seller as a Retained Duty hereunder, Seller and Purchaser agree to perform the necessary functions consistent with the following:

1)

To the extent that the Purchaser is required pursuant to the terms of the applicable Corporate Trust Contract to make any backup advance and has failed to do so in accordance with the terms hereof, the Seller shall make such backup advance when and as required by the terms of the applicable Corporate Trust Contract. Upon making any such backup advance, the Seller shall be entitled to reimbursement of any such backup advance from the applicable trust or other securitization vehicle, with any applicable interest thereon, in the same manner and priority as the Purchaser would have been entitled under the applicable Corporate Trust Contract had it made such backup advance.

2)

The Purchaser shall notify the Seller via email to the notice recipient designated on Annex B immediately once the Purchaser becomes aware of an obligation to make any advance under a Corporate Trust Contract. If the Purchaser fails to make any such required advance, the Purchaser shall additionally notify the Seller of this failure via email to the notice recipient designated on Annex B (x) with respect to a servicing advance, promptly after such failure and (y) with respect to a P&I advance, no later than 10:00 a.m. New York City time on the related distribution date, and in each case shall immediately furnish to the Seller any information requested by the Seller to make a determination regarding recoverability thereof.    Notwithstanding anything herein to the contrary, the Seller shall not be required to make any advance that it determines would, if made, constitute a nonrecoverable advance. The Seller shall be entitled to conclusively rely on the Purchaser’s, or any applicable servicer’s determination that an advance is or would be a nonrecoverable advance. Advances required to be made by the Seller hereunder shall be made no later than: (x) with respect to a required servicing advance, within ten (10) Business Days following the Seller’s receipt of the above-required notice of the Purchaser’s failure along with information requested by the Seller to make a determination regarding recoverability thereof, and (y) with respect to a required P&I advance, by 1:00 p.m., New York City time, on the related distribution date. The Seller’s role and obligations hereunder do not eliminate or reduce the Purchaser’s obligations to make any advances pursuant to the applicable Corporate Trust Contract.

3)

The Seller shall be entitled to all of the same rights, protections, immunities, and indemnities that the Purchaser is entitled to under the applicable Corporate Trust Contract, as if it were the Purchaser.

[Exhibit A to Servicing Agreement]

ANNEX A

SERVICING AGREEMENT – ADDITIONAL TERMS AND CONDITIONS

This Annex A to the Second Amended and Restated Servicing Agreement, dated October 31, 2021 (the “Agreement”), among Wells Bank and Wells Trust Company, as Sellers, the Bank Assets Purchaser and, upon execution of the Joinder Agreement, the Delaware Trust Assets Purchaser, as Purchasers, and Guarantor (solely for purposes of Section 9.5 of the Agreement), is incorporated into and deemed part of the Agreement in all respects.

I.	DEFINITIONS

A.	Capitalized Terms Generally. Capitalized terms used in this Annex A and not otherwise defined herein have the meanings assigned to them in the Agreement.

B.	Defined Terms. In this Annex A, the following terms have the meanings set forth below:

“Consulting Firm” has the meaning set forth in Section II.A.4.

“Corrective Action Plan” has the meaning set forth in Section II.A.2.

“Joint Remediation Committee” has the meaning set forth in Section II.A.2.

“Judgment” has the meaning set forth in Section II.C.

“Purchaser Personnel” means the Purchasers’, and each Purchaser’s Affiliates’, officers, directors (or their equivalent), employees, agents, and contractors of any kind.

“Regulator” means, with respect to any person, any Government Authority charged with regulating, supervising or examining such person and its Affiliates.

“Replacement Provider” has the meaning set forth in Section II.D.1.

“Senior Executives” has the meaning set forth in Section II.A.3.

“Services” means the services provided by the Purchasers to the Sellers under the Agreement.

“Subject Matter Experts” has the meaning set forth in Section II.A.2.

“Transition Effective Date” has the meaning set forth in Section II.D.3.

[Annex A to Servicing Agreement]

II.	TERM AND TERMINATION

A.	Termination Upon Major Default.

1. Major Default. The Purchasers shall be considered to be in “Major Default” in the event that (a) the Purchasers are in breach of their obligations under the Agreement and (b) such breaches, individually or in the aggregate, resulted or would reasonably be expected to result in (i) material Losses to the Sellers or their Affiliates, (ii) material reputational harm to the Sellers or their Affiliates, (iii) material and adverse regulatory consequences to the Sellers or their Affiliates, for which, in each case of clauses (i) through (iii), indemnification by the Purchasers pursuant to Article 8 of the Agreement would not be sufficient to remedy all damages incurred by the Sellers and their Affiliates or (iv) if the Sellers reasonably determine, based on the advice of counsel, that it would reasonably be expected to be a violation of their fiduciary duties under applicable Law to not terminate the Agreement, taking into account the indemnification by the Purchasers pursuant to Article 8 of the Agreement; provided, that the following breaches shall be excluded, and not taken into account, in determining if a Major Default has occurred: (x) any breach to the extent resulting from any action taken by the Purchasers pursuant to and in accordance with written direction given by the Sellers and (y) any breach to the extent arising out of or resulting from, directly or indirectly, a breach by the Sellers of the Agreement, the Transition Services Agreement or the Purchase Agreement.

2. Joint Remediation Committee. If the Sellers (acting reasonably) determine that the Purchasers have committed a Major Default, then, at the election of the Sellers, within three (3) Business Days of the Sellers providing the Purchasers written notice of such determination, the Sellers and the Purchasers shall establish a joint remediation committee of designated executives from the Sellers and the Purchasers (“Joint Remediation Committee”) consisting of three (3) members of each of the Sellers and the Purchasers. The Joint Remediation Committee shall be responsible for overseeing the development of a mutually agreeable plan in accordance with subsection 3 below to either (i) remediate any breaches giving rise to the Major Default to the extent such breaches can be remediated and/or (ii) prevent similar breaches from recurring in the future (clauses (i) and (ii), a “Corrective Action Plan”). Each member of the Joint Remediation Committee shall have sufficient authority on the part of his or her respective party to make decisions relating to matters reviewed by the Joint Remediation Committee, and shall be approved by the other party (such approval not to be unreasonably delayed, conditioned or withheld). The Joint Remediation Committee shall have access to Purchaser Personnel that are primarily responsible for the area of the business relationship (such as information technology, data security or regulatory) where the breaches giving rise to the Major Default arise (such Purchaser Personnel, collectively, the “Subject Matter Experts”). The Sellers and the Purchasers shall cause their respective members on the Joint Remediation Committee to, and the Purchasers shall cause the Subject Matter Experts to, act in good faith in connection with the development of the Corrective Action Plan.

[Annex A to Servicing Agreement]

3. Corrective Action Plan. Within fifteen (15) Business Days following the establishment of the Joint Remediation Committee, the Purchasers, in consultation with the Sellers, shall prepare and submit to the Joint Remediation Committee an initial draft of the Corrective Action Plan. The parties shall work in good faith through the Joint Remediation Committee to finalize the Corrective Action Plan within fifteen (15) Business Days of the Purchasers’ submission of the initial draft of the Correct Action Plan. At the end of such period, if the Sellers reasonably determine that the Corrective Action Plan proposed by the Purchasers (as may be modified over the course of such period) would not reasonably be expected to satisfactorily address the Major Default, then the Sellers may escalate the issue to the Head of Commercial Capital (or equivalent leader of any successor business unit) of the Seller Group and the Chief Executive Officer of the Bank Assets Purchaser (the “Senior Executives”) and the Senior Executives shall work collaboratively (including with the Joint Remediation Committee) to develop a mutually agreeable Corrective Action Plan within fifteen (15) Business Days.

4. Consulting Firm. If at the end of such periods contemplated by subsection 3 above, the parties do not mutually agree on a Corrective Action Plan, then either party may refer the Corrective Action Plan to a mutually agreed, nationally (U.S.) recognized consulting firm with applicable expertise in such matters (the “Consulting Firm”) and each party shall execute any reasonable engagement letter requested by such Consulting Firm. If the Purchasers and the Sellers fail to agree on the choice of a Consulting Firm within three (3) Business Days of either party electing to refer the Corrective Action Firm to a Consulting Firm, then the Sellers and Purchasers shall each select one nationally (U.S.) recognized consulting firm with applicable expertise in such matters and those two consulting firms will select a third nationally (U.S.) recognized consulting firm to be the Consulting Firm. The fees and expenses of any Consulting Firms selected pursuant to this Section II.A.4 shall be borne equally by the Sellers, on the one hand, and the Purchasers, on the other hand,.

5. Third Party Dispute Resolution. The Consulting Firm shall (i) consider only the items that are then disputed by the parties, (ii) shall be bound by the terms of the Agreement and (iii) shall only make a determination of such disputed matters in favor of the proposal made by the Purchasers or the Sellers (as may be presented by each party to the Consulting Firm in writing, which shall be shared with the other party) and shall not make an independent proposal. The Consulting Firm shall prepare a written determination of any disputed matters and deliver the determination to the Purchasers and the Sellers within fifteen (15) Business Days after the date the Consulting Firm is engaged. Each party shall cooperate fully with the Consulting Firm, including by using reasonable best efforts to provide the information, data and work papers to the extent permitted by applicable Law, so as to enable the Consulting Firm to make a determination of the disputed items as quickly as practicable. The Corrective Action Plan shall be finalized in accordance with the Consulting Firm’s determination of the disputed matters.

[Annex A to Servicing Agreement]

6. Interim Actions. In the case of a Material Default that causes continuing damages to the Sellers for which indemnification by the Purchasers pursuant to Article 8 of the Agreement would not be sufficient to remedy all such damages, the Sellers and the Purchasers shall cooperate in good faith to implement appropriate interim actions to mitigate such damages until the Corrective Action Plan is finalized. The parties shall develop and implement such interim actions on timelines that are commensurate with the severity of the harm and that take into account the risks to the Sellers of delay. The Purchasers shall use reasonable best efforts to mitigate the adverse consequences on the Sellers of the Material Default until the Correction Action Plan is finalized.

7. Regulatory Matters. The parties will negotiate in good faith to resolve regulatory criticisms or concerns expressed by the Office of the Comptroller of the Currency or other U.S. federal or state banking Regulators that can reasonably be addressed through a modification of the Agreement or adoption of mutually agreeable policies or procedures to prevent or resolve a Material Default described by clause (iii) of such definition, subject to applicable legal requirements including restrictions on disclosing confidential supervisory information.

8. Implementation of Corrective Action Plan. After the Corrective Action Plan is finalized, the Purchasers shall use reasonable best efforts to implement the finalized Corrective Action Plan on the timeline set forth therein and provide periodic reports (as provided for therein) to the Sellers on the status of their implementation of the Corrective Action Plan.

9. Termination. In the event that following a Major Default, the Purchasers fail to comply in all material respects with the final Corrective Action Plan on the terms and conditions set forth therein (including such time periods as may be set forth therein), then the Sellers shall have the right to terminate the Agreement by delivering a written notice to the Purchasers; provided that if such Corrective Action Plan was to remediate or correct a Major Default (or if the Corrective Action Plan was to prevent similar breaches from recurring in the future) with respect to specified Appointment(s) or business line(s), then such termination shall be effective only with respect to such Appointment(s) or business line(s) as to which the Purchasers failed to comply in all material respects with the requirements of the final Corrective Action Plan, and the Agreement shall continue in full force and effect with respect all other Serviced Appointments. Upon any termination pursuant to this subsection 9, the Sellers shall pay to the Purchasers an amount calculated in accordance with that certain side letter delivered between the parties in connection with the amendment and restatement of the Agreement.

B.	Insolvency.

1. Termination by the Sellers. The Sellers may terminate the Agreement in the event either Purchaser or the Guarantor (if any of the proceedings with respect to the Guarantor in the following clauses (i) through (iv) below would reasonably be expected to impair the ability of either Purchaser to perform its obligations under

[Annex A to Servicing Agreement]

the Agreement (including Article 8 of the Agreement and this Annex A) fully and on a timely basis) (i) becomes the subject of any bankruptcy or other proceeding relating to its liquidation or insolvency (if not dismissed within sixty (60) days of initial filing), or is the subject of a receivership or conservatorship, (ii) files a voluntary petition in bankruptcy or similar proceeding or admits in writing its inability to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, or (iv) files a petition or an answer seeking reorganization or an arrangement with creditors.

C.

Required Termination. If a court of competent jurisdiction or Government Authority issues a final non-appealable order or judgment holding that all or part of the Agreement or all or a part of the Services offered under the Agreement are in violation of any Law (each, a “Judgment”), the affected party has the right to terminate those portions of the Agreement that are part of such Judgment by providing the other party with written notice of its intent to terminate such portions of the Agreement, and subject to Section II.E, such termination of such portions of the Agreement will be effective as of the date specified in such notice.

D.	Obligations upon Termination.

1. Replacement Provider. In the event the Agreement (or any portion thereof) is terminated in accordance with this Article II, the Sellers shall be responsible for engaging one or more qualified replacement providers of the Services of the Serviced Appointments that are subject to such termination (each, a “Replacement Provider”), which may be any Seller, any other member of the Seller Group or any third party acceptable to the Sellers. Upon request by the Sellers, the Purchasers shall provide the Sellers with reasonable assistance in marketing the Services subject to such termination to potential third party Replacement Providers, including by providing any information reasonably requested by the Sellers; provided, that any potential third party Replacement Provider shall have executed a customary confidentiality agreement before any confidential information of the Purchasers is disclosed by the Sellers to such potential third party Replacement Provider.

2. Actions by the Sellers. Upon termination of the Agreement (or any portion thereof) in accordance with this Article II, with respect to any Serviced Appointment subject to such termination, the Sellers may (A) terminate, or consent to the termination of, any Serviced Corporate Trust Contract relating to such Serviced Appointment, (B) sell, transfer, assign, or otherwise dispose of any such Serviced Appointment, or resign (or consent to removal) from any such Serviced Appointment, or (C) agree to do any of the foregoing.

3. Transition Services. The Purchasers will provide to the Sellers termination assistance as reasonably requested in order to provide an orderly transition following the termination of the Agreement (or any portion thereof), and the Sellers will provide to the Purchasers reasonable cooperation and assistance in connection therewith. In connection with this transition assistance, the Purchasers and Sellers

[Annex A to Servicing Agreement]

will reasonably cooperate in the transition of the Services from the Purchasers to any Replacement Provider. With respect to the Serviced Appointments subject to termination, the Sellers shall provide the Purchasers with notice of the effective date (each, a “Transition Effective Date”) of the transition of the Services to a Replacement Provider. Notwithstanding any termination of the Agreement (or any portion thereof) in accordance with this Article II, with respect to the Serviced Appointments subject to termination, the rights and obligations of the parties under the Servicing Agreement shall remain in effect until the applicable Transition Effective Date.

E.

Survival of Certain Provisions. Upon termination of the Agreement, (1) the rights and obligations of the parties under the Agreement shall survive until the applicable Transition Effective Dates, (2) Article 8 of the Agreement shall survive for any Losses indemnifiable thereunder that were incurred prior to the applicable Transition Effective Date until such time as any claim for indemnification under the Agreement with respect to such Losses is finally resolved, and (3) Article 9 of the Agreement, Section II (including the obligation of the Sellers to make any termination payment owed hereunder) shall survive termination of the Agreement. In addition, all rights of action arising from or related to the Agreement that accrue prior to such termination (or the applicable Transition Effective Date), and any remedies for such claims, both legal and equitable, will survive such termination.

[Annex A to Servicing Agreement]

Annex B

Annex B has been omitted in accordance with instruction 4 to Form 8-K. Annex B contains certain provisions relating to vendor management, including with respect to data security, business continuity plans, audit rights and compliance matters; confidentiality and information security matters, purchase price terms under the Purchase Agreement; recovery and resolution; and addresses of recipients of notices delivered pursuant to the Agreement.